EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-07707, No. 333-29549, and No. 333-59633) pertaining to the Cell Genesys, Inc. 1989 Incentive Stock Plan, the 1992 Employee Stock Purchase Plan, and the 1998 Incentive Stock Plan, of our report dated January 19, 2001 with respect to the consolidated financial statements of Cell Genesys, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.

/s/ ERNST & YOUNG LLP

Palo Alto, California
March 30, 2001